March 2008
Pricing Sheet dated March 24, 2008 relating to
Preliminary Terms No. 527 dated February 22, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
PLUS based on the iShares® MSCI EAFE Index Fund due April 20, 2009
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – MARCH 24, 2008
Issuer:	Morgan Stanley
Maturity date:	April 20, 2009
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$4,600,000
Payment at maturity:	▪ If final share price is greater than initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If final share price is less than or equal to initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	300%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	(final share price / initial share price)
Initial share price:	$70.85, the closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Maximum payment at maturity:	$11.80 (118% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	March 24, 2008
Original issue date:	March 31, 2008 (5 business days after the pricing date)
Valuation date:	April 16, 2009, subject to adjustment for certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	61747W174
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$10	$0.15	$9.85
Total	$4,600,000	$69,000	$4,531,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 527 dated February 22, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.